Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
Company continues operating and bottom-line improvements
SEATTLE, WA — May 3, 2007 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the first quarter ended March 31, 2007. Total revenue for the quarter was $47.1 million compared to $48.5 million in the prior year period. Net loss for the quarter improved to ($0.8 million) or ($0.03) per share compared to a net loss of ($5.3 million) or ($0.24) per share in the first quarter of 2006.
Total gross margin for the first quarter of 2007 was 33.0 percent compared to 29.2 percent in the prior year period. Product margin for the first quarter was 30.0 percent compared to 22.2 percent in the first quarter of 2006. The product margin improvement occurred primarily as a result of increased higher margin core product revenue and a decrease in low margin research and development related project revenue. Service margin for the first quarter returned to a more normalized level at 40.5 percent compared to 46.0 percent in the first quarter of 2006, which was buoyed by a high-margin technical services contract.
Operating expenses were $17.4 million in the first quarter compared to $18.5 million in the prior year period. Operating expenses in the prior year period included about $700,000 related to restructuring and severance.
Included in first quarter 2007 results were non-cash items of $3.5 million for depreciation and amortization and $1.0 million related to stock compensation.
Cash and short-term investment balances as of March 31, 2007 were $147.6 million compared to $140.3 million reported as of December 31, 2006.
“We had a solid first quarter on the revenue line and demonstrated continued progress throughout the income statement. On the sales side, we had a strong bookings quarter, driven primarily by two important customer wins in Europe and included bookings across all three product lines, including the planned BlackWidow and Cray XMTTM systems,” said Peter Ungaro, president and CEO of Cray.
Outlook
Quarterly and annual results for 2007 will be affected by many factors, including the timing and success of the Cray XT4TM and “BlackWidow” product rollouts. The Cray XT4 system is currently available and shipping, with an important upgrade to a quad-core Opteron processor from AMD planned in late 2007. Planned ASIC re-spins for the BlackWidow and Cray XMTTM systems will likely result in initial BlackWidow deliveries in late 2007 and initial Cray XMT system deliveries in 2008. These changes in the anticipated timing of product availability have impacted the company’s outlook for 2007.
While there continues to be a wide range of potential outcomes for quarterly and annual results, Cray now estimates the mid-point for the 2007 revenue range to be about $230 million. This estimate assumes a significant contribution from quad-core Cray XT4 systems and upgrades, as well as a contribution from initial BlackWidow sales. The company anticipates as much as 50% of full-year product revenue could be recognized in the fourth quarter, while second and third quarter results are expected to be mixed, with the third quarter likely benefiting from a very large product acceptance of about $40 million and the second quarter potentially having minimal product revenue. Cray continues to expect improved gross margins for 2007, modestly higher operating expenses compared to 2006 and profitability for the year.
“We are clearly disappointed with the impact of the re-spins on our 2007 outlook, particularly so given the progress made over the past two years,” stated Peter Ungaro. “We are actively working to further improve development and other business processes, continuing to add capability and breadth to our product portfolio. We remain very positive about the opportunities we see ahead.”
Recent Highlights
•	In April, Cray announced an order that will nearly triple the capability of the Swiss National Supercomputing Centre’s (CSCS) Cray XT3TM system from 8.5 teraflops (trillion floating point operations per second) to 22.8 teraflops. The upgrade will be achieved in two phases: first, the existing system will be upgraded with dual-core AMD Opteron processors, which will be followed by the installation of a fully compatible Cray XT4 supercomputer planned for late 2007. The existing Cray XT3 system began operational weather forecasting in support of MeteoSwiss in February, 2007.

•	In April, Cray announced completion of the Department of Energy’s Oak Ridge National Laboratory’s Cray XT3/XT4 system upgrade to 119 teraflops. The system continues to be one of the world’s most powerful supercomputers, dedicated to advancing the frontiers of neutron science, biological systems, energy production, advance materials and other groundbreaking science.

•	In February, Cray announced an $85 million multi-year contract to deliver a massively parallel processing hybrid supercomputer that will be the centerpiece in the UK Engineering and Physical Sciences Research Council’s High End Computing Terascale Resources (HECToR) project. The Cray system, which will leverage the Cray XT4 platform, along with planned BlackWidow and Baker systems, will serve as the next generation high performance computing resource for the UK academic community. The initial installation for this multi-phase project is currently scheduled to begin in the third quarter of 2007.

•	In January, Cray announced a multi-phase contract with the U.S. Army Engineer Research and Development Center to upgrade its existing Cray XT3 supercomputer and install a new Cray XT4 supercomputer. The two systems will provide a six-fold increase in processing power, with a combined peak performance of over 120 teraflops, to be used in support of various missions of the nation’s armed forces.
Conference Call Information
Cray will host a conference call today, Thursday, May 3, 2007 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss first quarter 2007 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-866-250-2351. International callers should dial 303-275-2170. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11089103. International callers can listen to the replay by dialing 303-590-3000, access code 11089103. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, May 3, 2007.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XMT and BlackWidow systems; the timing and level of government funding for supercomputer system purchases and research and development activities; the successful passing of customer acceptance tests; reliance on third-party suppliers including their competitiveness with other suppliers and potential delays in availability of qualified parts from suppliers; the successful porting of application programs to Cray computer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s 2006 Annual Report on Form 10-K filed with the SEC.
###
Cray is a registered trademark, and Cray XT4, Cray XMT and Cray XT3 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Quarter Ended
	March 31,
	2007	2006
REVENUE:
Product	$33,660	$34,269
Service	13,449	14,246

Total revenue	47,109	48,515

COST OF REVENUE:
Cost of product revenue	23,577	26,677
Cost of service revenue	7,998	7,693

Total cost of revenue	31,575	34,370

Gross margin	15,534	14,145

OPERATING EXPENSES:
Research and development, net	7,880	7,215
Sales and marketing	5,268	4,985
General and administrative	4,280	5,594
Restructuring and severance	10	738

Total operating expenses	17,438	18,532

Loss from operations	(1,904)	(4,387)

Other income (expense), net	395	(41)

Interest income (expense), net	1,033	(608)

Loss before income taxes	(476)	(5,036)

Income tax expense	(365)	(269)

Net loss	$(841)	$(5,305)

Diluted net loss per common share	$(0.03)	$(0.24)

Diluted weighted average shares outstanding	31,484	22,338

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$91,089	$115,328
Restricted cash	25,000	25,000
Short term investments, available-for-sale	31,488	—
Accounts receivable, net	25,733	44,790
Inventory	53,960	58,798
Prepaid expenses and other current assets	3,368	2,156

Total current assets	230,638	246,072

Property and equipment, net	19,209	21,564
Service inventory, net	4,119	4,292
Goodwill	57,521	57,138
Deferred tax asset	746	722
Intangible assets, net	1,380	1,404
Other non-current assets	6,069	6,311

TOTAL ASSETS	$319,682	$337,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,634	$22,450
Accrued payroll and related expenses	10,464	17,411
Advance research and development payments	15,474	21,518
Other accrued liabilities	9,521	5,121
Deferred revenue	39,912	43,248

Total current liabilities	91,005	109,748

Long-term deferred revenue	2,069	2,475
Other non-current liabilities	3,474	3,906
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	176,548	196,129

Shareholders’ equity:
Common stock	509,900	507,356
Accumulated other comprehensive income	6,912	6,855
Accumulated deficit	(373,678)	(372,837)

TOTAL SHAREHOLDERS’ EQUITY	143,134	141,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$319,682	$337,503